Exhibit (a)(5)(B)

ENDO INTERNATIONAL PLC COMMENCES TENDER OFFER FOR ALL OUTSTANDING SHARES OF BIOSPECIFICS TECHNOLOGIES CORP.

DUBLIN — November 2, 2020 — Endo International plc (Nasdaq: ENDP) (“Endo”) today announced that Endo’s wholly-owned indirect subsidiary, Beta Acquisition Corp. (“Merger Sub”), has commenced its previously announced tender offer to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) of BioSpecifics Technologies Corp. (Nasdaq: BSTC) (“BioSpecifics”), at a price of $88.50 per Share, net to the holder in cash, without interest and less any applicable withholding taxes (the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated October 19, 2020, by and among Endo, Merger Sub and BioSpecifics (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Merger Sub will be merged with and into BioSpecifics (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law without a vote on the adoption of the Merger Agreement by BioSpecifics’ stockholders, with BioSpecifics continuing as the surviving corporation in the Merger and thereby becoming a wholly-owned subsidiary of Endo.

The board of directors of BioSpecifics has determined that the Merger Agreement and the transactions contemplated therein, including the Merger and the Offer, are advisable, fair to, and in the best interests of BioSpecifics and BioSpecifics’ stockholders, and recommends that the stockholders of BioSpecifics tender their shares.

The Offer is scheduled to expire at one minute after 11:59 PM, New York time, on December 1, 2020, which is the 20th business day following the commencement of the Offer, unless the Offer is extended or earlier terminated.

Complete terms and conditions of the Offer can be found in the offer to purchase, the letter of transmittal and other related materials that will be filed by Endo and Merger Sub with the Securities and Exchange Commission (“SEC”) on November 2, 2020. In addition, on November 2, 2020, BioSpecifics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the Offer.

Copies of the offer to purchase, the letter of transmittal and other related materials are available free of charge by contacting D.F. King & Co., Inc., the information agent for the Offer, toll-free at (888) 644-6071 and at the website maintained by the SEC at www.sec.gov. Computershare Trust Company, N.A. is acting as depositary and paying agent for the Offer.

About Endo

Endo International plc is a specialty pharmaceutical company committed to helping everyone we serve live their best life through the delivery of quality, life-enhancing therapies. Our decades of proven success come from a global team of passionate employees collaborating to bring the best treatments forward. Together, we boldly transform insights into treatments benefiting those who need them, when they need them. Endo has global headquarters in Dublin, Ireland and U.S. headquarters in Malvern, Pennsylvania. Learn more at www.endo.com or connect with us on LinkedIn.

About BioSpecifics

BioSpecifics is a commercial-stage biopharmaceutical company. BioSpecifics discovered and developed a proprietary form of injectable collagenase (CCH), which is currently marketed by Endo, as XIAFLEX® in North America for the treatment of Dupuytren’s contracture and Peyronie’s disease. Endo announced that it received FDA approval of CCH for the treatment of moderate to severe cellulite in the buttocks of adult women; Qwo™ is expected to be available commercially in the U.S. starting in the first half of 2021. The CCH research and development pipeline includes several additional potential indications including adhesive capsulitis and plantar fibromatosis. For more information, please visit www.biospecifics.com.

Additional Information and Where to Find It

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of common of BioSpecifics or any other securities, nor is it a substitute for the tender offer materials that Endo and Merger Sub will file with the SEC upon commencement of the tender offer on November 2, 2020. At the time the Offer is commenced, Endo and Merger Sub will file tender offer materials on Schedule TO, including an offer to purchase, a letter of transmittal and related documents with the SEC, and BioSpecifics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. The Offer to purchase all of the issued and outstanding shares of BioSpecifics’ common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS OF BIOSPECIFICS ARE URGED TO READ CAREFULLY WHEN THE OFFER MATERIALS BECOME AVAILABLE BECAUSE THE OFFER MATERIALS WILL CONTAIN IMPORTANT INFORMATION SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The tender offer materials and the Solicitation/Recommendation Statement will be made available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Endo will be available free of charge on Endo’s website. In addition, security holders of BioSpecifics may obtain free copies of the tender offer materials by contacting the information agent for the Offer that will be named in the Tender Offer Statement on Schedule TO. Copies of the documents filed with the SEC by BioSpecifics will be available free of charge on BioSpecifics’ website.

Cautionary Statement on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Canadian securities legislation. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. These forward-looking statements include, among others, statements relating to Endo’s or BioSpecifics’ future financial performance, business prospects and strategy, including the Offer, the Merger, the ability to successfully complete such transactions and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the Offer and the Merger, including, among other things, regarding how many of BioSpecifics’ stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals relating to the acquisition, the ability to satisfy the conditions to the closing of the Offer and the Merger, the expected timing of the Offer and the Merger, the risk of stockholder litigation relating to the transaction, including resulting expense or delay, difficulties or unanticipated expenses in connection with integrating BioSpecifics’ operations into Endo’s and the possibility that anticipated synergies and other benefits of the transaction will not be realized in the amounts anticipated, within the expected timeframe or at all, the effect of the announcement of the Offer and the Merger on Endo’s and BioSpecifics’ business relationships, competition, including technological advances, new products and patents attained by competitors, challenges to patents, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the expected tax treatment of the transaction, challenges inherent in product research and development, clinical trial outcomes and quality, availability and affordability of products, and other circumstances beyond Endo’s and BioSpecifics’ control. You should not place undue reliance on these forward looking statements. Certain of these and other risks and uncertainties are discussed in Endo’s and BioSpecifics’ filings with the SEC and, in Endo’s case, with securities regulators in Canada on the System for Electronic Document Analysis and Retrieval, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Endo will file with the SEC, the Solicitation/Recommendation Statement on Schedule 14D-9 BioSpecifics will file with the SEC and their respective Form 10-K’s and 10-Q’s under the caption “Risk Factors” and as otherwise enumerated therein. Endo assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Contacts

Endo

Media:

Heather Zoumas-Lubeski

(484) 216-6829

media.relations@endo.com

Investors:

Pravesh Khandelwal

(845) 364-4833

relations.investor@endo.com

BioSpecifics

Sarah McCabe

Stern Investor Relations

sarah.mccabe@sternir.com

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